NAVARRE CORPORATION




            Exhibit 11 - Statement Re: Computation of Per Share Earnings
                     (In thousands, except per share data)


                                             Three Months Ended June 30
                                                 1996         1995
                                             ------------ ------------
Fully Diluted

Weighted average shares outstanding             6,344         6,070
Net effect of dilutive stock options
  and warrants - based on the treasury
  stock method using the higher of the
  year end or average market price              1,272           ---
                                              _________    _________
                                                7,616         6,070
                                              =========    =========
Net income(loss)                              $   201       $  (174)
                                              =========    =========
Net income(loss) per common shares            $   .03       $  (.03)
                                              =========    =========